CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Oppenheimer Strategic Income Fund on Form N-14 of our report dated November 18, 2008, appearing in the Statement of Additional Information, which was included in the Registration Statement filed on January 28, 2009 and incorporated by reference in this filing, and to the references to us under the headings "Independent Registered Public Accounting Firm" in the Statement of Additional Information and "Financial Highlights" in the Prospectus, which are also part of the Registration Statement filed on January 28, 2009.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado

August 11, 2009